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                                                                    EXHIBIT 99.1

                                  [LOGO] OCTEL

FOR IMMEDIATE RELEASE

Contact:
Octel Corp. Investor Relations                 Citigate Dewe Rogerson
Heather Ashworth                               Shoshana Dubey / Patrick Kilhaney
011-44-161-498-8889                            212-419-8313      212-419-8308



  Octel Corp. Adopts Dividend Policy and Declares Cash Dividend


NEWARK, DELAWARE, August 13, 2002 - Octel Corp. (NYSE: OTL) announced today that its Board of Directors has adopted a semi-annual dividend policy. Under the policy, regular dividends will be declared semi-annually at the Board's discretion.

The Board of Directors has also declared a semi-annual dividend of 5 cents per share on common stock. The cash dividend will be payable on September 30, 2002 to common stockholders of record at the close of business on August 26, 2002.

Robert E. Bew, Chairman of the Board, commented on the decision: "Octel, since its spin off from Great Lakes Chemical Corporation a little over four years ago, has developed a growing and profitable specialty chemicals business, while at the same time managing the decline of its tetraethyl lead (TEL) business."

"The Board of Directors is confident about the future development of the corporation and now feels it is appropriate to start the dividend program authorized above."


Octel Corp., a Delaware corporation, is a manufacturer and distributor of fuel additives and other specialty chemicals. Its primary manufacturing operation is located at Ellesmere Port, Cheshire, United Kingdom. The company's products are sold globally, primarily to oil refineries. Principal product lines are petroleum additives, performance chemicals and the anti-knock compound tetraethyl lead. The company has three businesses; Petroleum Specialties, Performance Chemicals and Lead Alkyls. Petroleum Specialties and Performance Chemicals together make up the Specialty Chemicals business segment.

Certain of the statements made herein constitute forward looking statements that involve risks and uncertainties, including the risks associated with business plans, the effects of changing economic and competitive conditions and government regulations. Additional information may be obtained by reviewing the Company's reports filed from time to time with the SEC.